                                                                  EXHIBIT (23)-1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, No. 333-24639) and the related Prospectus of MedPartners, Inc. for the registration of shares of its Common Stock and the incorporation by reference therein of our report dated February 3, 1997, with respect to the consolidated financial statements of MedPartners, Inc., and our report dated February 14, 1997, with respect to the consolidated financial statements and schedule of InPhyNet Medical Management Inc. and Subsidiaries, included in their respective Annual Reports (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Birmingham, Alabama

April 21, 1997